Exhibit 20.1

Capital One Master Trust (RECEIVABLES)*

MONTHLY PERIOD: July 2008

1)	Beginning of the Month Principal Receivables:	$46,166,216,324.16
2)	Beginning of the Month Finance Charge Receivables:	$877,784,939.04
3)	Beginning of the Month AMF Receivables:	$54,063,825.25
4)	Beginning of the Month Discounted Receivables:	$0.00
5)	Beginning of the Month Total Receivables:	$47,098,065,088.45

6)	Removed Principal Receivables:	$0.00
7)	Removed Finance Charge Receivables:	$0.00
8)	Removed AMF Receivables	$0.00
9)	Removed Total Receivables:	$0.00

10)	Additional Principal Receivables:	$414,973,624.41
11)	Additional Finance Charge Receivables:	$1,680,298.73
12)	Additional AMF Receivables	$79,484.83
13)	Additional Total Receivables:	$416,733,407.97

14)	Discounted Receivables Generated this Period:	$0.00

15)	End of the Month Principal Receivables:	$46,277,269,002.12
16)	End of the Month Finance Charge Receivables:	$851,074,104.52
17)	End of the Month AMF Receivables	$54,716,132.70
18)	End of the Month Discounted Receivables:	$0.00
19)	End of the Month Total Receivables:	$47,183,059,239.34

20)	Excess Funding Account Balance	$0.00
21)	Adjusted Invested Amount of all Master Trust Series	$39,327,403,341.13

22)	End of the Month Seller Percentage	15.02%

Capital One Master Trust (DELINQUENCIES AND LOSSES)

MONTHLY PERIOD: July 2008

			ACCOUNTS	RECEIVABLES

1)	End of the Month Delinquencies:
	2)	30 - 59 days delinquent	295,739	$566,546,255.04
	3)	60 - 89 days delinquent	217,647	$438,881,707.45
	4)	90+ days delinquent	458,194	$1,044,628,630.94

	5)	Total 30+ days delinquent	971,580	$2,050,056,593.43

	6)	Delinquencies 30 + Days as a Percent of End of the Month Total Receivables		4.34%

7)	Defaulted Accounts during the Month		158,629	$285,793,255.45

8)	Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables			7.36%

*For calculation purposes, Beginning of Month Principal Receivables includes Additional Principal Receivables

Capital One Master Trust (COLLECTIONS)

MONTHLY PERIOD: July 2008

			COLLECTIONS	PERCENTAGES

1)	Total Collections and Gross Payment Rate**		$9,116,442,135.61	19.19%

2)	Collections of Principal Receivables and Principal Payment Rate		$8,297,633,108.71	17.81%

	3)	Prior Month Billed Finance Charges and Fees	$571,698,061.84
	4)	Amortized AMF Income	$28,473,974.51
	5)	Interchange Collected	$144,998,916.14
	6)	Recoveries of Charged Off Accounts	$81,656,881.34
	7)	Collections of Discounted Receivables	$0.00

	8)	Collections of Finance Charge Receivables and Annualized Yield	$826,827,833.83	21.30%

Capital One Master Trust (AMF COLLECTIONS)

MONTHLY PERIOD: July 2008

1)	Beginning Unamortized AMF Balance			$151,802,922.65
	2)	+ AMF Slug	$54,196.17
	3)	+ AMF Collections	$20,455,167.58
	4)	- Amortized AMF Income	$28,473,974.51
5)	Ending Unamortized AMF Balance			$143,838,311.89

**Total Collections and Gross Payment Rate is calculated as a Percent of Beginning of Month Total Receivables which includes Additional Total Receivables